Exhibit 99.1

Arch Therapeutics Provides Corporate Milestone Update, Including
Anticipated Filing of 510(k) for AC5™

Comments Delivered During Presentation at RHK Capital 2017 Disruptive Growth &
Healthcare Conference at 10:45 a.m. ET Today

FRAMINGHAM, MA – February 16, 2017 -- Terrence Norchi, MD, CEO of Arch Therapeutics, Inc. (OTCQB: ARTH), developer of innovative materials as hemostatic and wound care devices, provided a corporate update during a live webcast this morning at 10:45 a.m. ET at the RHK Capital 2017 Disruptive Growth & Healthcare Conference in New York City. Replays of the live webcast can be accessed here: http://www.investorcalendar.com/event/11170. The presentation slides are available for download at: http://ir.archtherapeutics.com.

During the presentation, Dr. Norchi announced that the 510(k) filing for external use of AC5™ will be further advanced to mid-2017 from the previously announced target of late 2017.

Dr. Norchi said, “Our anticipated 510(k) filing focusing on external skin applications should present a nearer-term opportunity for AC5, compared to the company’s prior plan of filing a Premarket Approval Application (PMA) for all uses in the United States. We anticipate that the potential benefit from an earlier 510(k) filing is significant in terms of business opportunity and technology validation, and consequently, we have concentrated some internal resources to focus on this objective.  Our intent to file a PMA for internal use after completing related human clinical work remains intact.”

Dr. Norchi additionally reported that the company’s preclinical pipeline includes several product applications with high medical need: care of chronic cutaneous wounds and burns, prevention of surgical adhesions, sealing gastrointestinal anastomoses and ophthalmology (specifics are undisclosed). Preclinical research is ongoing with various partners, an approach that has the advantage of managing costs and engaging relevant experts. The company expects to advance the best product candidates further along the development cycle.

Per the company’s recent Form 10-Q, Arch received proceeds from warrant exercises of approximately $350K during the prior calendar quarter and approximately $150K during January 2017. Further, the company continues to internalize certain roles and resources that were previously fulfilled by consultants, as part of Arch’s ongoing strategy to manage costs and build an effective development team. For example, Arch has hired a VP of Medical and Technical Marketing as well as a Quality Manager, and has started to add expert advisors in military procurement and R&D as part of plans for future commercialization of AC5.

Arch is maintaining current guidance regarding its aim to file a CE Mark for AC5 Topical Hemostatic Device™ as soon as possible and is continuing to work with its third-party partners to prepare requisite materials for submission to regulatory authorities. As previously stated, the planned 2017 regulatory filings would be the company’s first, as there has not yet been a submission for approval of AC5 to any regulatory body.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling materials technology platform with the goal of making surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidates, known as the AC5 Surgical Hemostatic Device™ and AC5 Topical Hemostatic Device™, are being designed to achieve hemostasis during surgical, wound and interventional care.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Terrence W. Norchi, MD
Arch Therapeutics, Inc.

Source: Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com